Exhibit 99.3

THE TJX COMPANIES, INC.
                                                            NEWS RELEASE

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PUBLIC INFORMATION:  508-390-2309


CONTACTS:
Steven Wishner                                    Sherry Lang
Vice President                                    Assistant Vice President
Treasurer                                         Investor Relations Director

                                                  FOR IMMEDIATE RELEASE
                                                  (Tuesday, November 12, 1996)


THE TJX COMPANIES, INC. TRIPLES 3RD QUARTER INCOME FROM
CONTINUING OPERATIONS; RAISES 4TH QUARTER ESTIMATES

         Framingham, MA -- The TJX Companies, Inc. (NYSE: TJX) the world's largest off-price apparel retailer, today announced stronger-than-expected sales and earnings results for the third quarter ended October 26, 1996. Due to the previously announced agreement to sell Chadwick's of Boston, the sales and operating results of this unit for all current and prior periods are not included in continuing operations.

         Net sales from continuing operations for the third quarter were $1.72 billion, up 100% over $.86 billion last year. Income from continuing operations for this year's third quarter was $81.6 million, or $.90 per share, a 206% increase over last year's $26.7 million, or $.35 per share. Including Chadwick's of Boston as a discontinued operation, net income for the third quarter before extraordinary item was $90.4 million, or $1.00 per share, a 167% increase over last year and above the Company's previously announced third quarter estimate of $.85-$.90 per share. After the extraordinary charge of $2.9 million or $.03 per share, for the retirement in September of $89 million of the Company's 9 1/2% Sinking Fund Debentures, net income for this year's third quarter was $87.5 million, or $.97 per share.

         For the first nine months, net sales from continuing operations were $4.7 billion, an increase of 103% over last year. Income from continuing operations was $138.3 million, or $1.53 per share, up 217% over last year's $43.6 million, or $.53 per share. Net income for this year's first nine months, including the results of discontinued operations and the extraordinary charge, was $153.7 million, or $1.70 per share.

                                     -MORE-

              770 COCHITUATE ROAD, FRAMINGHAM, MASSACHUSETTS 01701

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THE TJX COMPANIES, INC. TRIPLES 3RD QUARTER INCOME FROM
CONTINUING OPERATIONS; RAISES 4TH QUARTER ESTIMATES
November 12, 1996
Page 2



         During the quarter, TJX announced its intention to sell Chadwick's of Boston to Brylane, L.P. Total proceeds from the sale are estimated at $300 million and include cash, a $20 million Convertible Subordinated Note and Chadwick's consumer credit card receivables. The sale is expected to be completed during TJX's fourth quarter, at which time an after-tax gain from the sale estimated at approximately $125 million, or $1.39 per share, is expected to be recorded.

         Bernard Cammarata, President and Chief Executive Officer of The TJX Companies, Inc. commented, "Our third quarter income from continuing operations more than tripled the prior year's results. Sales and earnings continued to build momentum during the third quarter, following a very strong first half. Consolidated comparable store sales were up 8% in the quarter. Sales at T.J. Maxx and Marshalls were significantly higher than we had expected throughout the quarter, with T.J. Maxx posting a 7% comparable store sales increase and Marshalls posting a 9% gain. The significant increase in profitability at both divisions was spurred by strong sales, as well as better-than-expected cost savings as a result of the consolidation of these two major businesses. We continue to pass on greater value to our customers and simultaneously improve our profitability, largely because of the synergies and purchasing power of the combined T.J. Maxx and Marshalls divisions.

         "Winners Apparel Ltd., in Canada, also achieved excellent results in the third quarter. Winners posted a comparable stores sales gain of 22% and operating income increased by 76%. The compelling off-price values we offer at Winners continue to attract customers to our stores despite the weak retail environment in Canada.

         "T.K. Maxx, in the United Kingdom, is becoming an increasingly important future growth vehicle for TJX. During the third quarter, comparable stores sales increased 42%, demonstrating an ever widening acceptance of off-price retailing in the U.K. T.K. Maxx now operates 18 stores and expects to open an additional 15 next year."



                                     -MORE-


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THE TJX COMPANIES, INC. TRIPLES 3RD QUARTER INCOME FROM
CONTINUING OPERATIONS; RAISES 4TH QUARTER ESTIMATES
November 12, 1996
Page 3



         Cammarata continued, "At HomeGoods, we have moved to a more opportunistic mode of purchasing merchandise in order to enhance the value we offer to HomeGoods customers. This division continues to strive to improve its sales and operating results.

         "As we enter the fourth quarter, inventories throughout our Company are in excellent condition. We are optimistic about the holiday season as our stores are filled with quality, fashionable merchandise at excellent values and we expect a significant increase in fourth quarter profits, which should lead to income from continuing operations in the range of $2.20-$2.25 per share for 1996. Beyond this year, we expect to see further cost savings from the T.J. Maxx/Marshalls combination and continued benefits from our enhanced purchasing power. Also, the store closing program should benefit our bottom line and we will capture the large interest expense savings from repaying substantial debt with the proceeds from the sale of Chadwick's. In addition, we expect to be rapidly expanding T.K. Maxx as well as adding new stores in the U.S. and Canada. We believe that these factors should lead to a significant increase in earnings per share from continuing operations."

         The TJX Companies, Inc. is the world's largest off-price apparel retailer, with 589 T.J. Maxx stores, 463 Marshalls stores, 63 Winners Apparel Ltd. off-price family apparel stores in Canada and 23 HomeGoods off-price home fashions stores. TJX is also developing T.K. Maxx, an off-price apparel concept operating 18 stores in the United Kingdom.

        SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: certain statements contained in this release are forward-looking statements that involve a number of risks and uncertainties. In addition to the factors discussed above, among the other factors that could cause actual results to differ materially are the following: general economic conditions and consumer demand and consumer preferences and weather patterns in the U.S., Canada and the United Kingdom; competitive factors, including continuing pressure from pricing and promotional activities of major competitors; impact of excess retail capacity and the availability of desirable store locations on suitable terms; the availability, selection and purchasing of attractive merchandise on favorable terms; import risks, including potential disruptions and duties, tariffs and quotas on imported merchandise; acquisition and divestment activities; and other factors that may be described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

                                      -END-


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